Exhibit 10.1

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into as of the 14th day of January, 2015, by and between Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation with its principal place of business located at 12612 West Alameda Parkway in Lakewood, Colorado (the “Company”), and Sandra M. Buffa (“Executive”).

WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer; and

WHEREAS, Executive desires to be employed by the Company for the purpose of serving as Chief Financial Officer of the Company and Natural Grocers by Vitamin Cottage, Inc. (“Natural Grocers”); and

WHEREAS, the Company and Executive desire to make the terms of Executive’s employment clear, by entering into this Agreement; and

WHEREAS, the parties intend for this Agreement to amend, restate and supersede the current agreement between the parties entered into as of June 26, 2012 (the “2012 Agreement”).

NOW, THEREFORE, in consideration of these premises, the Company and Executive hereby agree as follows:

SECTION I.
AGREEMENT OF THE PARTIES

The Company hereby employs Executive as the Chief Financial Officer of the Company and Natural Grocers. Executive accepts such employment, and agrees to apply her skill and experience to the performance of her duties and to the business affairs of the Company and its affiliates, and to serve these companies faithfully, diligently and to the best of her ability.

SECTION II.
TERM OF EMPLOYMENT

The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment, in each case, on the terms and conditions set forth in this Agreement. Notwithstanding anything herein to the contrary, Executive’s employment with the Company hereunder will be on an at-will basis. Except as otherwise provided by applicable law or Sections IV, V, VII, VIII, IX, X, and XI of this Agreement, Executive’s employment with the Company may be terminated by Executive or the Company at any time, for any reason or no reason, with or without cause, and with or without notice.

Executive’s tenure under this Agreement is governed by the terms hereof, and the Company’s obligation to pay compensation after Executive’s termination is strictly limited as provided in Sections IV, Voluntary Termination through XII, Other Obligations Upon Termination, and is contingent on Executive’s continued compliance with Sections XIII Confidentiality, XIV Intellectual Property, and XV Covenant Not to Compete, hereof.

SECTION I.

SECTION III.
COMPENSATION

During the period of this Agreement, Executive shall be compensated as follows:

(a)     For the Company’s fiscal years beginning October 1, 2014 and ending September 30, 2017, Executive shall be compensated as follows:

Fiscal Year Ending	Base Annual Salary	Target Annual Bonus
September 30, 2015	$450,000	$150,000
September 30, 2016	$560,000	$140,000
September 30, 2017	$680,000	$120,000

(b)     For the period October 1, 2017 through December 31, 2017, Executive will be paid a salary of $200,000.

(c)     For the period January 1, 2018 through December 31, 2019, Executive will be paid a base annual salary of $250,000 and shall be required to provide services to the Company and Natural Grocers under this Agreement only on a part-time basis. Notwithstanding the foregoing, in the event Executive separates from service with the Company after January 1, 2018 by reason of death, disability, termination by the Company without cause (as defined below) or termination by Executive for Good Reason (as defined below), Executive (or Executive’s beneficiary) will be paid promptly in a lump sum an amount equal to the amount of base annual salary Executive would have been paid had Executive continued to perform services for the Company until December 31, 2019, and in no event later than the last day of the year in which Executive’s death, disability, termination without cause or termination for Good Reason occurs. For purposes of this Agreement, “disability” shall mean either that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(d)     If Executive remains employed by the Company through December 31, 2017, the Company will pay to Executive deferred compensation in two lump sum payments, each in the amount of $700,000, on January 1, 2018 and January 1, 2019 (“Deferred Compensation Payments”).

(1) Notwithstanding the foregoing, Executive will receive the Deferred Compensation Payments on the dates set forth above if, on or before December 31, 2017, the Company terminates Executive’s employment without cause or Executive resigns with Good Reason.

(2) In addition, if Executive’s employment with the Company ends on or before December 31, 2017 due to Executive’s death or disability, Executive (or Executive’s beneficiary) will receive a prorated amount of the Deferred Compensation Payments, on the dates set forth above, based on the number of months during the period January 1, 2015 through December 31, 2017 that Executive worked prior to her death or disability.

(3) If Executive’s employment with the Company is terminated for any reason after December 31, 2017, Executive (or Executive’s beneficiary) will still be entitled to receive the Deferred Compensation Payments on the dates set forth above.

(4) If Executive’s employment with the Company is terminated for cause before December 31, 2017, Executive will forfeit all rights to the Deferred Compensation Payments.

(e)           With respect to the salary amounts referenced in paragraphs (a), (b), and (c) above, payment will be made in accordance with the Company’s regular payroll practices and, with respect to paragraphs (a) and (b), such salary amounts will be contingent on Executive providing services to the Company on a full-time basis.

(f)            All payments made pursuant to this Agreement shall be subject to withholding of applicable federal, state and local income and employment taxes. In addition, this Agreement has been drafted with the intent that it be compliant with Section 409A of the Internal Revenue Code, and the parties agree that it shall be interpreted to the maximum extent possible consistent with that intent. No amount of deferred compensation that is subject to Section 409A shall be payable upon a termination of employment unless such termination constitutes a “separation from service” under Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation: (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, the right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. If Executive is a specified employee within the meaning of Section 409A, to the extent required to comply with Section 409A, payment of deferred compensation may not be made before the date that is 6 months after the Executive’s separation from service; any payments of deferred compensation that would otherwise have been payable during such six month period will be suspended and paid on the first payment date following the expiration of the 6 month period. If any payment under this Agreement gives rise, directly or indirectly, to liability for a penalty tax under Code Section 409A or an excise tax under Section 4999 (and/or any penalties and/or interest with respect to such penalty tax or excise tax), Executive shall bear the cost of any and all such penalties, taxes and interest.

(g)           With respect to the target annual bonus amounts referenced in paragraph (a) above, such bonus shall be paid in quarterly installments, and will be paid if (i) the Company pays a bonus for such quarter under its Company-wide incentive plan, and (ii) Executive satisfies individual performance criteria for such quarter, and (iii) Executive is employed on the date payment is made. Individual performance criteria shall include the timely and accurate production of various reports, timely filing of accurate reports that include financial statements and other financial information with the Securities and Exchange Commission and other regulatory agencies, and timely delivery of accurate financial information to banks and other third parties and to management. Effective as of October 1, 2017, Executive will no longer be eligible for an annual bonus.

(h)           Executive’s participation in the Company’s annual and long term incentive compensation programs will be subject to the terms and provisions of those plans as determined from time to time by the Board of Directors of the Company. The Company reserves the right to reasonably amend or terminate the incentive compensation programs at any time; provided, however, that Executive shall not be adversely affected by any such amendment or termination with regard to any long term incentive awards previously granted to Executive. Effective as of October 1, 2017, Executive will no longer be eligible to participate in the Company’s annual and long term incentive compensation programs.

(i)            Executive shall be entitled to participate in all standard employee benefit plans or programs (including the Company’s 401(k) Plan, medical and dental insurance plans, vitamin bucks, and employee discounts) and to receive all benefits and perquisites that are made generally available by the Company to its employees in accordance with the plan or program terms and provisions. The Company reserves the right to amend or terminate any of its employee benefit plans, programs and perquisites at any time. Effective as of October 1, 2017, Executive will be eligible to participate in the Company’s standard employee benefit plans and programs only to the extent Executive satisfies the service or other criteria established in such plans and programs.

(j)           The Company will promptly reimburse Executive for reasonable business expenses for travel and entertainment on behalf of the Company or its affiliates, including expenses for approved meals, upon her submission of appropriate receipts and other substantiation of the expenses and business purposes as the Company customarily requires. Any cost or expenses for Executive’s personal automobile, club dues, home office equipment and other personal items is solely the responsibility of the Executive.

(k)           Executive shall be eligible for personal time off of 25 days per year through December 31, 2017. Personal time is accumulated each month. No more than a total of 160 hours of personal time off can be accumulated at any time. Such personal time off shall be in addition to existing Company holidays offered to all of the Company’s employees. Beginning on January 1, 2018, Executive will not accumulate any additional personal time off.

SECTION IV.
VOLUNTARY TERMINATION

Executive, upon giving ninety (90) days advance written notice to the Board of Directors of the Company, may terminate her employment under this Agreement. At any time after receipt of such notice, the Company may relieve Executive of her duties prior to the expiration of the ninety (90) days, and in that case shall remain liable to Executive only for compensation as defined in Section III Paragraphs (a) - (i) for the remainder of the ninety (90) day notice period, subject to the provisions of Section XII. If Executive fails to provide ninety (90) days advance written notice, then all obligations to Executive for salary, benefits, payments or reimbursements (other than customary reimbursable business expenses pursuant to Section III (i)), including any compensation described in Section III Paragraphs (a) - (i), shall cease upon Executive’s resignation. Notwithstanding the provisions of this Section IV, in no event shall the Company fail to pay Executive for earned and vested incentive compensation under the annual and long term incentive plans Executive may participate in. Such vested and earned incentive compensation shall be paid under the terms and in the manner provided in those plans. In either case, the Company will comply with the provisions of any Company plan or program required by law, including the provisions of any tax qualified retirement plans maintained by the Company.

SECTION V.
TERMINATION

Executive’s employment hereunder may be terminated by either party at any time and for any or no reason; provided that except as set forth in Section XI Executive will be required to give the Board of Directors of the Company 90 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of Sections VII, VIII, IX, X, XI, and XII shall exclusively govern Executive’s rights upon termination of her employment relationship with the Company and its affiliates.

SECTION VI.

[intentionally omitted]

SECTION VII.
DEATH DURING THE SEPARATION PERIOD

In the event that Executive dies during the Separation Period (defined in Section X), the Company shall continue to make separation payments to Executive’s estate or beneficiary for the remainder of the Separation Period. Executive’s estate or beneficiary shall not be entitled to any other salary, benefits, payments or reimbursements, other than reimbursable business expenses pursuant to Section III (i) and except as otherwise provided in Section III and under the terms of any annual or long term incentive plan Executive may have participated in, any qualified retirement plan, or by law. If Executive dies other than during the Separation Period, all obligations to Executive shall terminate on the last day of the month in which the death occurs, except as otherwise specifically provided in Section III.

SECTION VIII.
DISABILITY

If the Company or Executive terminates Executive’s employment due to disability, she shall be entitled to benefits under disability plans, annual or long term incentive plans, or qualified retirement plans maintained by the Company, if any, in accordance with their terms. Otherwise, the Company’s obligations under this Agreement shall cease, except as otherwise specified in Section III, and except that the Company will still provide for the reimbursement of business expenses pursuant to Section III (i).

SECTION IX.
TERMINATION FOR CAUSE

The Company may terminate Executive’s employment hereunder at any time, immediately upon written notice to Executive, for “cause”, whether or not involving the Company or its customers. For purposes of this Agreement, “cause” shall mean:

(a)     the willful and continued failure by Executive to perform her material duties with respect to the Company or its affiliates;

(b)     conviction of Executive, or the entering of a plea of guilty or nolo contendere by Executive with respect to having committed a felony;

(c)     acts of dishonesty or moral turpitude by Executive that are materially detrimental to the Company;

(d)     commercial use of the Company’s name, trademark(s), service mark(s) or trade name(s) and all variations thereof and marks or names similar thereto now or hereafter owned, licensed or used by the Company, other than in the ordinary course of her duties as an Executive of the Company;

(e)     acts or omissions by Executive which are materially detrimental to the business of the Company, the Company’s interests and/or the Company’s reputation;

(f)     failure of Executive to comply with all material terms and conditions of this Agreement (including, but not limited to, the restrictions contained in Sections XIII and XV hereof); or

(g)     failure by Executive to comply with reasonable and lawful policies of the Company or failure to comply with directives, instructions or agenda of the Chief Executive Officer and/or President.

Such termination shall be effective upon receipt of the written notice by Executive. The written notice shall state, in reasonable detail in summary form, the Company’s reasons for the termination. In the event of a termination for cause pursuant to this Section, Executive shall not be entitled to any further salary, benefits, payments or reimbursements (other than reimbursable business expenses pursuant to Section III (i)), including any compensation described in Section III Paragraphs (a) - (g), except as may be required by law under any Company plan or program.

SECTION X.
INVOLUNTARY TERMINATION

The Company may, in its sole discretion, and without cause, terminate Executive’s employment at any time upon written notice to Executive. In the event of a termination without cause, all salary, benefits, payments or reimbursements shall cease upon whatever date is specified in the notice as the effective date of termination (the “Termination Date”), other than benefits under annual or long term incentive plans or qualified retirement plans maintained by the Company. Notwithstanding the previous sentence, if Executive is terminated without cause, Executive will be entitled to the Deferred Compensation Payments as specified in Section III(d) and, provided the Termination Date is on or before December 31, 2017, the Company shall pay to executive separation pay (“Severance”) in an amount equivalent to: (a) Executive’s then existing salary rate (as established under Section III of this Agreement) for the lesser of (i) a period of twelve (12) months or (ii) for the remainder of the period through December 31, 2017, plus (b) 50% of Executive’s target annual bonus as established in Section III, plus (c) additional taxable compensation equal to the then-current cost of twelve months of COBRA continuation coverage. The Severance shall be subject to usual and customary withholdings and paid in equal installments on the Company’s regular payroll dates during the 12 month period following the Termination Date (the “Separation Period”). Notwithstanding the foregoing, Severance shall be payable only if Executive executes and does not revoke, and the Company receives within 90 days after the Termination Date, a waiver to be provided by the Company, releasing the Company of all claims Executive has or may have against the Company or its affiliates. Any payments of Severance attributable to payroll dates during such 90 day period will be suspended and paid (provided a valid waiver is received and not revoked) on the first regularly scheduled payroll date after such 90-day period expires.

SECTION XI.
RESIGNATION OF EXECUTIVE WITH GOOD REASON

Executive’s employment hereunder may be terminated by Executive for Good Reason (as defined below) at any time upon 15 days advance written notice to the Company and after giving the Company a reasonable opportunity during such 15-day period to cure; provided, however, that “Good Reason” shall cease to exist for an event to the extent that Executive shall have either consented, in advance, to such event or to the extent that 90 days shall have elapsed following the initial existence of such event.

(a)

For purposes of this Agreement, “Good Reason” shall mean: (1) any material reduction in Executive’s base salary; (2) any substantial reduction in Executive’s authority, duties or responsibilities; or (3) any material diminution in Executive’s authority, duties or responsibilities.

(b)

If Executive resigns for Good Reason, Executive shall be entitled to receive compensation as outlined in Section X (subject to all conditions and terms of Section X, including the requirement that Executive execute and deliver, and not revoke, a waiver of claims against the Company and its affiliates).

SECTION XII.
OTHER OBLIGATIONS UPON TERMINATION

If Executive’s employment and this Agreement are terminated pursuant to Sections IV, VII, VIII, IX, X, or XI, all compensation described in Sections III(a) through (g) shall be paid or otherwise made available to Executive only as specifically provided in the relevant section, and only to the extent permissible under the terms and provisions of any Company policies, plans and programs. In the event Executive’s employment with the Company ends, Executive will be deemed to have also resigned from any position held with the Company and any of its affiliates.

SECTION XIII.
CONFIDENTIALITY

Executive will not at any time (whether during or after Executive’s employment with the Company other than in the ordinary course of the Executive’s duties) (1) retain or use for the benefit, purposes or account of Executive or any other person; or (2) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals, concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior authorization of the Company.

(a)     “Confidential Information” shall not include any information that is (1) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (2) made legitimately available to Executive without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (3) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(b)     Upon termination of Executive’s employment with the Company for any reason, Executive shall (1) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (2) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (3) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(c)     Executive expressly agrees that the Severance payable under Section X and XI hereof is payable in consideration of Executive agreeing to the confidentiality provision of this Section XIII.

SECTION XIV.
INTELLECTUAL PROPERTY

If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, during Executive’s employment with the Company, then the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

The provisions of this Section XIV, along with Sections XIII, XV, XVI, XVII, XVIII, XIX, XXI, XXII, and XXIII shall survive the termination of Executive’s employment for any reason.

SECTION XV.
COVENANT NOT TO COMPETE

Executive agrees that during the course of her employment, she will not engage in any business or employment to aid or assist any entity that is in competition with the Company or recruit any employee of the Company for employment with any other entity. Executive further agrees that she is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit her from undertaking or performing her duties in accordance with this Agreement. Executive further agrees that for a period of one (1) year following the termination of Executive’s employment she will not: (a) work for, engage in, assist with or provide aid to any natural food, vitamin or supplement business which competes directly with the Company or (b) recruit any employee of the Company or its affiliates for employment with any other entity. In the event of a substantial and material breach of this Agreement by the Company, all provisions of this Section XV, Covenant Not to Compete, which would ordinarily survive Executive’s termination, shall be null and void and unenforceable.

SECTION XVI.
INJUNCTIVE RELIEF

Executive acknowledges that the Company would sustain irreparable harm, not readily susceptible to valuation in monetary damages, if Executive violates any of her obligations under Sections XIII or XV and therefore agrees that the Company shall be entitled to seek an injunction, in addition to any other available relief, whether monetary or equitable, to be issued by any Federal or State court of competent jurisdiction sitting in the state of Colorado, restraining Executive from committing or continuing any such violation. Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief and agrees that process may be served upon Executive by registered mail, addressed to the last known address of Executive, or in any manner authorized by law.

SECTION XVII.
ASSIGNMENT

Except as provided below, rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive acknowledges that her obligations under this Agreement are personal services and, therefore, Executive may not assign her obligations under this agreement.

SECTION XVIII.
ENFORCEMENT OF THIS AGREEMENT

Failure of either party to enforce any of the provisions of this Agreement shall not constitute a waiver of rights for that or subsequent breaches.

SECTION XIX.
NOTICE

All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, prepaid and return receipt requested to the other party hereto at her or its mailing address as set forth in the Company’s records, for Executive, or to the Company’s then-current address for its principal office. Either party may change the address to which such communications hereunder shall be sent by sending notice of such change to the other party as provided in this Section.

SECTION XX.
HEADINGS

Headings used in this Agreement are for convenience of reference only and shall not be considered in any interpretation of this Agreement.

SECTION XXI.
ENTIRE AGREEMENT AND MODIFICATION OR AMENDMENT

This Agreement represents the entire and exclusive statement of the agreement of the parties and shall not be altered, modified or amended except by written instrument signed by each of the parties hereto. Any prior employment/separation agreements and benefit agreements are superseded except to the extent benefits are presently vested by law and plan terms. Without limiting the foregoing, the parties agree that this Agreement shall supersede and replace the 2012 Agreement in its entirety.

SECTION XXII.
GOVERNING LAW

This Agreement is made and delivered in the State of Colorado, and will be interpreted and enforced so as to remain in compliance with Colorado statues and regulations. Should any provision of this Agreement in any way contravene the laws of the State of Colorado or of the United States of America, such provision shall not be deemed a part of this Agreement. However, this Agreement shall otherwise be enforceable.

SECTION XXIII.
DISPUTES

If a dispute or grievance between the parties arises with respect to the obligations of the parties under this Agreement or as a result of this Agreement, other than a dispute under Section XV or XVI, and such dispute or grievance cannot be resolved in an informal fashion, the parties shall submit their dispute to arbitration. The parties agree that such arbitration shall be held in Denver, Colorado under the rules and procedures of the American Arbitration Association. If a dispute is submitted to arbitration, a list of 7 regional arbitrators is to be provided to the parties. The party requesting arbitration shall strike the first name with strikes alternating by the parties until one name is left, and that individual shall serve as arbitrator. The decision of the arbitrator shall be final and binding upon the parties and may be enforced by a court having jurisdiction thereof. Each party shall bear its or her own costs and shall share equally in any administrative fee as well as the arbitrator’s fee, if any, unless otherwise assessed by the arbitrator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 14th day of January, 2015.

SIGNATURES ON FOLLOWING PAGE

Vitamin Cottage Natural Food Markets, Inc. a Colorado corporation By: /s/ Kemper Isely Kemper Isely Its Co-President /s/ Sandra M. Buffa Sandra M. Buffa